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Exhibit 10.36



August 1, 1998



Mr. Gene Harris
AmerUs Life Insurance Company
611 Fifth Avenue611 Fifth Avenue
Des Moines, Iowa  50309


Dear Gene:

As you know, AmerUs Home Equity, Inc. ("AmerUs Home Equity") has begun originating mortgage loans in the name of AmerUs Life Insurance Company ("AmerUs Life") in certain states in which it has been determined that AmerUs Home Equity cannot or does not wish to become licensed but in which AmerUs Life is legally permitted to originate mortgage loans. Such loans ("AmerUs Life Loans") shall be originated in AmerUs Life's name and shall be owned by AmerUs Life, but shall be originally funded by AmerUs Home Equity.

Subject to the terms and conditions hereof, AmerUs Home Equity and AmerUs Life hereby agree to the following:

     1. Each month, AmerUs Home Equity shall provide AmerUs Life with a list of AmerUs Life Loans originated in AmerUs Life's name during the previous month. AmerUs Life shall reimburse AmerUs Home Equity for the principal balance and the interest expense of each AmerUs Life Loan originated during the previous month. The interest expense reimbursement shall be based upon AmerUs Home Equity's borrowing rate at Bank One from the date the AmerUs Life Loan is funded to the date AmerUs Life reimburses AmerUs Home Equity for the principal balance of such AmerUs Life Loan.

     2. In the event any AmerUs Life Loan is sold at a premium to an outside investor, AmerUs Home Equity shall remit to AmerUs Life the premium (net of broker fees). In the event that any AmerUs Life Loan is sold at a discount to an outside investor, AmerUs Life's reimbursement of the principal balance of thereof shall be net of the discount and any broker fees.

     3. Each month, AmerUs Life shall reimburse AmerUs Home Equity for the following items:



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Mr. Gene Harris
August 1, 1998
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          (i)  Direct expenses of AmerUs Home Equity's regional production units, based on the percentage of AmerUs Life Loans originated each month divided by the total number of loans originated each month.

          (ii) Total branch expenses of AmerUs Home Equity's loan production offices that only originate AmerUs Life Loans. AmerUs Life shall be entitled to the initial processing fee income related to the origination of the AmerUs Life Loans, and such fees shall be netted against amounts reimbursed to AmerUs Home Equity under this provision.

          (iii) A portion of the total branch expenses of AmerUs Home Equity's loan production offices in which first mortgage loans are originated in AmerUs Life's name and second mortgage loans are originated in AmerUs Home Equity's name, based on the percentage of loans originated for each entity. AmerUs Life shall be entitled to the initial processing fee income related to the origination of the AmerUs Life Loans, and such fees shall be netted against amounts reimbursed to AmerUs Home Equity under this provision.

     4. The AmerUs Life Loans shall be serviced by AmerUs Home Equity for 50 basis points per year; provided, however, that if AmerUs Home Equity's internal servicing costs decrease from 56 basis points per loan, AmerUs Life will be charged the lesser of 50 basis points and AmerUs Home Equity's internal servicing cost. The servicing charge shall be assessed on the aggregate outstanding principal balance of the AmerUs Life Loans serviced by AmerUs Home Equity at the beginning of the each month. Except as set forth in this provision, the AmerUs Life Loans shall be serviced by AmerUs Home Equity in accordance with the terms and conditions set forth in that certain Loan Servicing Agreement dated as of March 5, 1997 (the "Servicing Agreement"), by and between AmerUs Life and AmerUs Home Equity, as assignee of AmerUs Bank.

This letter agreement shall be binding upon the parties hereto and their respective successors and assigns. This letter agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Iowa, without regard to principles of conflicts of laws.



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Mr. Gene Harris
August 1, 1998
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Upon your acceptance hereof in the manner hereinafter set forth, this letter agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.


Very truly yours,

AMERUS HOME EQUITY, INC.




By /s/ Brenda J. Cushing
  -------------------------
  Its Senior Vice President



Accepted and agreed to as of this 1st day of August, 1998:

AMERUS LIFE INSURANCE COMPANY




By /s/ Gene Harris
  --------------------
  Its  Vice President